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                                                                    EXHIBIT 10.3

                          REAL ESTATE PURCHASE CONTRACT

                                                                   July 21, 2003

1. PROPERTY DESCRIPTION: The undersigned Buyer offers to purchase from Seller, the following described real estate including, without limitation, all improvements, fixtures, appurtenant rights, privileges, and easements located in the County of Franklin, State of Ohio known, as:

          4800 Tuttle Crossing Blvd., Dublin, Ohio 43017 - a 2.96-acre site improved with a two story office building of approximately 35,000 square feet (the "Premises").

2. PRICE AND TERMS: The purchase price is Four Million Five Hundred Thousand Dollars ($4,500,000.00) payable in cash at closing.

3. CONTINGENCIES: Seller, at Seller's expense, shall obtain a final certificate of occupancy for the property on or before October 31, 2003. Notwithstanding the foregoing, Buyer may elect to close with only a temporary certificate of occupancy, provided that Seller agrees to complete the list of items necessary to obtain a final certificate of occupancy within a reasonable amount of time, but in no event later than one hundred eighty (180) days after date of closing.

4. POSSESSION: Possession shall be given, subject to tenants' rights, upon closing.

5.        RENTALS AND OTHER PRORATIONS AND SECURITY DEPOSITS: Not Applicable.

6. FIXTURES AND EQUIPMENT: The consideration shall include all fixtures owned by Seller, including, but not limited to: built-in appliances, heating, ventilating, air conditioning (HVAC) and humidifying equipment and their control apparatus; stationary tubs; pumps; water softening equipment; roof antennae; attached wall-to-wall carpeting and attached floor coverings, curtain rods and window coverings including draperies and curtains; attached mirrors; light, bathroom and lavatory fixtures; awnings, blinds; security systems and controls; smoke alarms; satellite TV reception system and components, all exterior plants and trees; and the following: (None if left blank)____________________________.

7. DAMAGE OR DESTRUCTION OF PROPERTY: Risk of physical loss to the Premises and improvements shall be borne by Seller until closing, provided that if any property covered by this contract shall be substantially damaged or destroyed before this transaction is closed, Buyer may (a) proceed with the transaction and be entitled to all insurance money, if any, payable to Seller under all policies covering the property, or (b) rescind the contract and thereby release all parties from liability hereunder by giving written notice to Seller within ten (10) days after Buyer has written notice of such damage or destruction. Failure by Buyer to so notify Seller shall constitute an election to proceed with the transaction.

8. CONDITION OF IMPROVEMENTS: Seller makes no warranties as to the condition of the Premises, as improvements are currently under construction, but shall assign to Buyer any transferable warranties provided by the builder or manufacturers.

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9.        EVIDENCE OF TITLE: Seller shall furnish and pay for an owner's title insurance commitment and policy [ALTA Form B(1992 REV. 10-17-92)] in the amount of the purchase price. The title evidence shall be certified to within thirty
(30) days prior to closing with endorsement not before 8 a.m. on the business day prior to the date of closing, all in accordance with the standards of the Columbus Bar Association, and shall show in Seller marketable title in fee simple, free and clear of all liens and encumbrances except: (a) those created by or assumed by Buyer; (b) those specifically set forth in this contract; (c) zoning ordinances; (d) legal highway; and (e) covenants, restrictions, conditions and easements of record that do not unreasonably interfere with present lawful use. Buyer shall pay any additional costs incurred in connection with mortgage title insurance issued for the protection of Buyer's lender. If Buyer desires a survey, Buyer shall pay the cost thereof. If title to all or part of the Premises is in unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association's Standards of Title Examination, or is subject to liens, encumbrances, easements, conditions, restrictions or encroachments other than those excepted in this contract, Seller shall, within thirty (30) days after a written notice thereof, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment or obtain title insurance without exception thereof. In the event Seller is unable to remedy or insure against the defect within the thirty (30) day period, Buyer may declare this contract null and void. At closing, Seller shall sign an affidavit with respect to off-record title matters in accordance with the community custom.

10. CONVEYANCE AND CLOSING: At closing, Seller shall pay transfer taxes and deed preparation and shall convey, at closing, marketable title (as described in paragraph 9) to the Premises by deed of general warranty (or appropriate fiduciary deed if Seller is a fiduciary) in fee simple, with release of dower, if any. The date of closing shall be: September 30, 2003, unless otherwise mutually agreed by the parties.

11. TAXES AND ASSESSMENTS: Seller as future tenant shall be solely responsible for the payment of reoccurring property taxes, special taxes and assessments against the property. Accordingly, there shall be no proration of taxes or assessments between the parties at closing.

12.       DEPOSIT: None.

13. MISCELLANEOUS: This contract constitutes the entire agreement and no oral or implied agreement exists. Any amendments to this contract shall be in writing, signed by Buyer and Seller and copies provided to them. This contract shall be binding upon the parties, their heirs, administrators, executors, successors and assigns. This contract may not be assigned, except as necessary to facilitate any tax-deferred exchange to be completed by Buyer. Time is of the essence of all provisions of this contract. All provisions of this contract shall survive the closing. In compliance with fair housing laws, no party shall in any manner discriminate against any Buyer or Buyers because of race, color, religion, sex, familial status, handicap or national origin. Paragraph captions are for identification only and are not part of this contract.

14. BROKER'S FEE: Seller and Broker acknowledge that there are no broker(s) involved in this transaction.

Buyer hereby makes the foregoing offer this 21st day of July 2003.

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BRC PROPERTIES INC.

By:    /s/ Terry E. George
    --------------------------
    Buyer

Address:  5501 Frantz Road                                 Phone    761-6850
          Dublin, Ohio 43017

Deed to: BRC PROPERTIES INC.

Seller agrees to and accepts the foregoing offer this 21st day of July 2003. DOMINION HOMES, INC.

By:    /s/ Peter J. O'Hanlon
    --------------------------
    Seller

Address:  5501 Frantz Road
          Dublin, Ohio 43017                               Phone    761-6000

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